Exhibit 99.01

Glu Mobile Reports First Quarter 2009 Financial Results

SAN MATEO, Calif.--(BUSINESS WIRE)--May 6, 2009--Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of mobile games, today announced financial results for its first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, Glu reported revenues of $20.8 million, compared to $20.6 million in the first quarter of 2008. GAAP loss from operations and net loss were $(2.9) million and $(5.8) million, respectively, compared to GAAP loss from operations and net loss of $(5.5) million and $(6.0) million, respectively, in the first quarter of 2008. GAAP loss per basic share was $(0.19) for the quarter ended March 31, 2009, compared with a GAAP loss per basic share of $(0.21) in the same period last year.

For the quarter ended March 31, 2009, non-GAAP income from operations, which excludes stock-based compensation expense, amortization of intangibles arising from business combinations, transitional expenses and MIG earnout expenses, was $1.4 million, an increase from $0.2 million in the same period last year. Non-GAAP net loss was $(1.0) million for the quarter ended March 31, 2009, an increase from a loss of $(0.4) million in the same period last year. Non-GAAP basic loss per share was $(0.03) for the quarter ended March 31, 2009, a decrease from a non-GAAP basic loss per share of $(0.01) in the same period last year.

“We were pleased with the company’s performance in the first quarter, which was highlighted by better-than-expected revenue and a $1.4 million non-GAAP operating profit, or a 6.7% operating margin,” said Greg Ballard, chief executive officer of Glu. “We have made solid progress against our strategy for next-generation handsets, now offering eight games for the iPhone and twenty-nine games for the Blackberry app store. Equally important, we expanded our global partnership with Activision, which will bring five premier titles to the mobile platform beginning later this year.”

Ballard concluded, “While we expect the macro environment to remain challenging as a result of global economic conditions, we remain focused on our key growth initiatives and believe that Glu is well positioned to benefit from the growth of the mobile gaming market opportunity from a long-term perspective.”

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

The Company ended the quarter with a cash and equivalent balance of $14.7 million, and had $4.5 million outstanding on its line of credit.

“We remain committed to achieving positive cash flow from operations during 2009 and are confident that we will achieve this goal based on the expense control initiatives taken last year,” said Eric R. Ludwig, Glu’s chief financial officer. “We are focused on continuing to improve the company’s capital structure and believe we have the resources and ability to invest in our growth initiatives.”

Business Outlook

The following forward-looking statements reflect expectations as of May 6, 2009. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment; consumer demand for mobile handsets, including the next-generation platforms; carriers' and distributors' marketing to consumers, including premium deck placement; continued uncertainty in the global economic environment; carriers' and other distributors’ maintaining their networks and provisioning systems to enable consumer purchases; development delays on Glu's products; competition in the industry; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Second Quarter Expectations – Quarter Ending June 30, 2009:

  GAAP revenue is expected to be between $18.75 million and $19.25 million
  GAAP net loss is expected to be between $(3.5) million and $(3.9) million, or a loss of between $(0.12) and $(0.13) per basic share
  Non-GAAP operating income/loss is expected to be between $(0.2) million and $0.2 million. Non-GAAP net loss is expected to be between $(1.2) million and $(1.6) million, or a loss of between $(0.04) and $(0.05) per basic share, which excludes $1.3 million for amortization of intangibles, approximately $1.0 million of anticipated stock-based compensation expense and the non-equity component of the MIG earnout

  Our income tax expense in the second quarter of 2009 is expected to be approximately $1.1 million and includes $0.6 million of withholding taxes related to the repatriation of cash from China
  Weighted average common shares outstanding for the second quarter of 2009 are expected to be approximately 29.7 million basic and 30.3 million diluted

Full Year Expectations - Year Ending December 31, 2009:

  GAAP revenue is expected to be approximately $78.5 to $80.0 million
  GAAP net loss is expected to be between $(11.4) million and $(13.5) million, or a loss of between $(0.38) to $(0.45) per basic share
  Non-GAAP operating profit is expected to be between $2.0 million and $4.0 million. Non-GAAP net loss/profit is expected to be between a loss of $(2.2) million and a loss of $(0.1) million, or between a loss of $(0.07) and $0.00 per basic share, which excludes $6.8 million for amortization of intangibles, approximately $4.1 million of anticipated stock-based compensation and the non-equity component of the MIG earnout and $0.5 million related to un-hedged foreign exchange losses expected primarily on the revaluation of assets and liabilities
  Our income tax expense for the full year is expected to be approximately $3.0 million
  Weighted average common shares outstanding for 2009 are expected to be approximately 29.7 million basic and 30.8 million diluted

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (888) 803-5681, or if outside the U.S., (706) 643-8823, with conference ID # 95158216, to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available at http://www.glu.com/corp/Pages/investors.aspx under the Investor Calendar and Webcasts menu. An audio replay will be available between 2:30 p.m. Pacific Time, May 6, 2009, and 8:59 p.m. Pacific Time, May 14, 2009, by calling (800) 642-1687, or (706) 645-9291, with conference ID # 95158216.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial statements presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include non-GAAP gross profit, non-GAAP operating income/(loss), non-GAAP net income/(loss) and historical and estimated non-GAAP basic and diluted earnings/(loss) per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Acquired in-process research and development
  Amortization of intangible assets
  Stock-based compensation expense
  Gain/impairment of auction-rate securities
  Restructuring charge
  MIG earnout expenses
  Transitional expenses
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities

Glu may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook" ("Second Quarter Expectations – Quarter Ending June 30, 2009" and "Full Year Expectations - Year Ending December 31, 2009"); our belief that we will continue to make solid progress against our strategy for next-generation handsets; our expectation that we will bring five premier Activision titles to the mobile platform beginning later this year in connection with our expanded partnership with Activision; our expectation that the macro environment will remain challenging as a result of global economic conditions; our belief that we remain well positioned to benefit from the growth of the mobile gaming market for a long-term perspective; our belief that the mobile gaming market will grow; our belief that we can achieve positive cash flow from operations during 2009; our belief that we can improve our capital structure; and our belief that we have the resources and ability to invest in our growth initiatives. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook"; the risk that we may fail to execute our strategy for next-generation handsets and that, even if we do execute, we may not derive the revenues that we expect; the risk that we will be unable to publish five premier Activision titles for the mobile platform on the timeframes that we anticipate or at all; the risk that the mobile gaming market is not growing at the rate that we anticipate or that we will be unable to capitalize on any such growth; the risk that our expense control initiatives taken last year are insufficient to enable us to achieve positive cash flow from operations during 2009; the risk that we may be unable to improve our capital structure; the risk that we may have insufficient working capital to effectively execute our business strategy, including exploiting next-generation platforms while continuing to address our traditional carrier-based business; the risk that we may unable to repatriate cash from certain foreign jurisdictions during the second quarter of 2009 or beyond; the risk that we may fall out of compliance with the financial and other covenants in our credit facility; the risk that we may lose a key intellectual property license or key carrier distribution agreement; the risk that growth of next-generation handsets and advanced networks does not grow as significantly as we anticipate; the risk that our development expenses for games for next-generation handsets are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that changes in wireless carrier plans with their customers may adversely impact sales of our games; the risk that sales of our original intellectual property titles will not continue to favorably impact product mix; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that mobile games market is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission on March 13, 2009 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/corp/Pages.investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu (NASDAQ:GLUU) is a leading global publisher of mobile games. Its portfolio of top-rated games includes original titles Glyder, Bonsai Blast, Super K.O. Boxing!, Stranded and Brain Genius, and titles based on major brands from partners including Atari, Activision, Konami, Harrah's, Hasbro, Warner Bros., Microsoft, PlayFirst, PopCap Games, SEGA and Sony. Founded in 2001, Glu is based in San Mateo, Calif. and has offices in London, France, Germany, Spain, Italy, Poland, Russia, China, Brazil, Chile, Canada and Mexico. Consumers can find high-quality, fresh entertainment created exclusively for their mobile phones wherever they see the 'g' character logo or at www.glu.com.

GLU MOBILE, GLU, BONSAI BLAST, SUPER K.O. BOXING!, STRANDED, BRAIN GENIUS and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$14,674	$19,166
Accounts receivable, net	19,681	19,826
Prepaid royalties	16,212	15,298
Prepaid expenses and other current assets	1,885	2,704
Total current assets	52,452	56,994

Property and equipment, net	4,463	4,861
Prepaid royalties	4,428	4,349
Other long-term assets	1,024	930
Intangible assets, net	17,367	20,320
Goodwill	4,603	4,622
Total assets	84,337	92,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,065	$6,569
Accrued liabilities	906	686
Accrued compensation	2,252	2,184
Accrued royalties	17,644	18,193
Accrued restructuring	651	1,000
Deferred revenues	710	727
Current portion of long-term debt	15,175	14,000
Total current liabilities	43,403	43,359
Other long-term liabilities	10,744	11,798
Long-term debt, less current portion	8,326	10,125
Total liabilities	62,473	65,282

Common stock	3	3
Additional paid-in capital	185,521	184,757
Deferred stock-based compensation	-	(11)
Accumulated other comprehensive income	1,222	1,170
Accumulated deficit	(164,882)	(159,125)
Stockholders' equity	21,864	26,794
Total liabilities and stockholders' equity	$84,337	$92,076

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,	March 31,
	2009	2008

Revenues	$20,775	$20,592

Cost of revenues:
Royalties	5,813	5,488
Amortization of intangible assets	2,848	1,708
Total cost of revenues	8,661	7,196
Gross profit	12,114	13,396

Operating expenses:
Research and development	6,397	6,520
Sales and marketing	4,112	5,782
General and administrative	4,485	5,395
Amortization of intangible assets	51	68
Restructuring charge	-	75
Acquired in-process research and development	-	1,039
Total operating expenses	15,045	18,879

Loss from operations	(2,931)	(5,483)

Interest and other income/(expense), net:
Interest income	18	527
Interest expense	(364)	(10)
Other income/(expense), net	(461)	94
Interest and other income/(expense), net	(807)	611

Loss before income taxes	(3,738)	(4,872)
Income tax provision	(2,019)	(1,130)
Net loss	$(5,757)	$(6,002)

Net loss per share - basic and diluted	$(0.19)	$(0.21)

Weighted average common shares outstanding - basic and diluted	29,595	29,146

Stock-based compensation expense included in:
Research and development	$180	$77
Sales and marketing	151	1,301
General and administrative	433	594
Total stock-based compensation expense	$764	$1,972

Glu Mobile Inc.		Three Months Ended
GAAP to Non-GAAP Reconciliation		March 31, 2009
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	2,848	(2,848)		-
Total cost of revenues	8,661	(2,848)		5,813
Gross profit	12,114	2,848		14,962

Research and development	6,397	(180)	a	6,217
Sales and marketing	4,112	(807)	a	3,305
General and administrative	4,485	(433)	a	4,052
Amortization of intangible assets	51	(51)		-
Total operating expenses	15,045	(1,471)		13,574

Income/(loss) from operations	(2,931)	4,319		1,388

Interest and other income/(expense), net	(807)	461	b	(346)
Income/(loss) before income taxes	(3,738)	4,780		1,042

Net loss	(5,757)	4,780		(977)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic and diluted	$(0.19)			$(0.03)
Shares used in computing basic and diluted net loss per share	29,595			29,595

a - Excluded amount represents stock-based compensation expense of $764 and MIG earnout expenses of $656
b - Excluded amount represents foreign currency exchange losses

Glu Mobile Inc.		Three Months Ended
GAAP to Non-GAAP Reconciliation		March 31, 2008
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	1,708	(1,708)		-
Total cost of revenues	7,196	(1,708)		5,488
Gross profit	13,396	1,708		15,104

Research and development	6,520	(127)	a	6,393
Sales and marketing	5,782	(1,959)	a	3,823
General and administrative	5,395	(749)	a	4,646
Amortization of intangible assets	68	(68)		-
Restructuring charge	75	(75)		-
Acquired in-process research and development	1,039	(1,039)		-
Total operating expenses	18,879	(4,017)		14,862

Loss from operations	(5,483)	5,725		242

Interest and other income, net	611	(83)	b	528
Loss before income taxes	(4,872)	5,642		770

Net loss	(6,002)	5,642		(360)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic and diluted	$(0.21)			$(0.01)
Shares used in computing basic and diluted net loss per share	29,146			29,146

a - Excluded amount represents stock-based compensation expense of $1,972, Superscape and MIG transitional expenses of $241 and MIG earnout expenses of $622
b - Excluded amount represents impairment of auction-rate securities of $235 and foreign exchange gains of $318

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Acquired In-Process Research and Development. Glu recorded charges for acquired in-process research and development (“IPR&D”), included in its GAAP presentation of operating expense, in connection with the acquisition of Superscape. These amounts were expensed on the acquisition date as the acquired technology had not yet reached technological feasibility and had no future alternative uses. There can be no assurance that acquisition of business, products or technologies in the future will not result in substantial charges for acquired IPR&D. Accordingly, acquired IPR&D are non-recurring and generally unpredictable. Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes acquired IPR&D.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Glu generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Glu generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Stock-Based Compensation Expense. Glu adopted SFAS 123R, "Share-Based Payment" beginning in its fiscal year 2006. When evaluating the performance of its consolidated results Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall shareholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of SFAS 123R, "Share-Based Payment" beginning with its fiscal year ending December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Gain/Impairment of Auction-Rate Securities. Glu recorded impairment charges related to its auction-rate securities (“ARS”) that were deemed to have an other-than-temporary decrease in fair value based on third-party valuation models and other indicative factors. The ARS previously held by the company were private placement securities with long-term nominal maturities for which the interest rates were reset through a Dutch auction each month. The monthly auctions historically provided a liquid market for these securities. The company's previous investments in ARS represented interests in collateralized debt obligations supported by pools of residential and commercial mortgages or credit cards, insurance securitizations and other structured credits, including corporate bonds. Upon full redemption of the auction-rate securities by the sponsoring broker Glu reversed all previously recorded impairments.

Glu believes that the impairment/gain of these investments does not reflect the company’s ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these impairments.

Restructuring Charge. Glu undertook restructuring activities in 2008 (1) to relocate its operations in France from Nice to Paris and to terminate certain employees located in Glu's Hong Kong office and (2) to terminate certain employees and to exit a portion of the company’s corporate offices. The resulting restructuring charges principally consisted of costs associated with employee termination benefits, depreciation (a non-cash charge) and remaining lease payment obligations. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect the company's ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

MIG Earnout Expenses. As part of the acquisition of MIG, Glu committed to pay additional consideration in the form of cash and stock to the MIG shareholders and bonus payments in the form of stock to two officers of MIG, who were also MIG shareholders. Glu initially recorded the estimated contingent consideration and bonuses earned by the two officers as stock-based and non-equity compensation over the two-year vesting period ending December 31, 2009, and has excluded from its non-GAAP financial measures the impact of the non-equity component of the additional consideration. In the quarter ended December 31, 2008, Glu restructured these payments into debt obligations that become due at various times through December 31, 2010. Glu believes that these earnout expenses affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. Glu has incurred various costs related to the transition and integration of Superscape and MIG into Glu's operations. Glu recorded these non-recurring costs as operating expenses when they were incurred. Glu believes that these transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Foreign currency exchange gains and losses. Foreign exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these losses in the quarter ended December 31, 2008 and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP loss and loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare the company's core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized for the three months and year ended were as follows (in thousands):

March 31, 2008	$318
June 30, 2008	(66)
September 30, 2008	(1,301)
December 31, 2008	(1,984)
FY2008	$(3,033)

March 31, 2009	$(461)
FY2009 (YTD)	$(461)

CONTACT:
Media:
Dig Communications
Michaela Wilkinson, 415-233-4075
Mobile: 415-608-1778
mwilkinson@digcommunications.com
or
Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com